Exhibit 99.1

Independent Auditor's Report

To the Shareholder and Management of Chevron Pipe Line Company
We have audited the accompanying combined statements of revenues and direct operating expenses of the Northwest Products System, a component of Chevron Pipe Line Company, for the years ended December 31, 2012 and December 31, 2011.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Northwest Products System for the years ended December 31, 2012 and December 31, 2011, as described in Note 1, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 to the combined financial statements, which describes that the accompanying combined statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Tesoro Logistics LP and are not intended to be a complete presentation of the Northwest Products System's results of operations. Our opinion is not modified with respect to this matter.
Houston, Texas
February 13, 2013

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NORTHWEST PRODUCTS SYSTEM

COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(in thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011

Pipeline Revenues	$36,952	$33,503
Terminal Revenues	12,857	10,500
Total Revenues	49,809	44,003
Direct Operating Expenses	20,392	20,715
Excess of Revenues over Direct Operating Expenses	$29,417	$23,288

(See accompanying notes to the Combined Statements of Revenues and Direct Operating Expenses)

NORTHWEST PRODUCTS SYSTEM
NOTES TO THE COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

 1. Basis of Presentation

The accompanying combined statements of revenues and direct operating expenses have been prepared in connection with Chevron Pipe Line Company's sale of the Northwest Products System to Tesoro Logistics LP (“TLLP”) and to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion by TLLP in its current report on Form 8-K. As agreed by representatives of the SEC, the accompanying statements of revenues and direct operating expenses have been presented in lieu of complete financial statements as prescribed by Rule 3-05 of Regulation S-X.

The Northwest Products System consists of the Northwest Products Pipeline, a 760-mile Federal Energy Regulatory Commission (“FERC”)-regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport, both owned by Chevron Pipe Line Company; and certain non FERC-regulated refined products terminals located in Boise and Pocatello, Idaho and Pasco, Washington owned by Northwest Terminalling Company, a wholly-owned subsidiary of Chevron Pipe Line Company (collectively “CPL”).

The combined statements of revenues and direct operating expenses of the Northwest Products System were prepared from the historical accounting records of CPL. The Northwest Products System represents a portion of the operations of both Chevron Pipe Line Company and Northwest Terminalling Company and therefore, is not a stand-alone legal entity. Accordingly, historical financial statements in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have not previously been prepared, nor is it practicable to prepare separate, historical financial statements for the Northwest Products System.  The statements of revenues and direct operating expenses vary from a complete income statement prepared in accordance with U.S. GAAP because they exclude indirect expenses, such as certain general and administrative expenses, interest expense, depreciation and amortization, income taxes and the allocation of corporate overhead costs. Therefore, the results set forth in the statements of revenues and direct operating expenses may not be representative of future operations.

2. Summary of Significant Accounting Policies

Use of Estimates - The preparation of the accompanying combined statements of revenues and direct operating expenses in conformity with U.S. GAAP requires CPL management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statements of revenues and direct operating expenses.

Revenue Recognition - The Northwest Products System generates revenue by charging tariffs and associated fees for transporting, storing, additizing and delivering refined products. Revenues are recognized as refined products are shipped through, delivered by or stored in the pipelines, terminals and storage facility assets and transported by trucking and barge operations, as applicable. All revenues are based on regulated tariff rates or contractual rates.

Direct Operating Expenses - Direct operating expenses are recognized when incurred and consist of the operations, maintenance and general expenses required to operate the Northwest Products System. Direct operating expenses include items such as direct labor and burden, contract services, fuel and utilities costs, materials and supplies, equipment rentals, right of way payments and property and excise taxes.

Environmental Expenses - Environmental expenditures that relate to ongoing operations or to conditions caused by past operations are expensed as part of the direct operating expenses. Expenditures that create future benefits or contribute to future revenue generation are capitalized. The combined statements of revenues and direct operating expenses include environmental removal and remediation expenses of $134 thousand for the year ended December 31, 2012 and $310 thousand for the year ended December 31, 2011.

Exclusion of Indirect and Other Expenses - Indirect general and administrative expenses, depreciation and amortization, corporate overhead, income taxes and other expenses not directly associated with the operation and maintenance of the Northwest Products System have been excluded from the accompanying statements of revenues and direct operating expenses. In addition, CPL management believes that the historical results presented are not necessarily indicative of the future results of operations of the Northwest Products System due to the omission of these expenses and potential future changes in the business environment.

3. Concentration of Revenues

Customers exceeding 10% of total revenue - For the year ended December 31, 2012, revenues from three non-related party customers accounted for 26%, 13% and 11%, respectively, of total revenues. For the year ended December 31, 2011, revenues from four non-related party customers accounted for 24%, 12%, 12% and 10%, respectively, of total revenues. Additionally, revenues from Chevron related parties for the year ended December 31, 2012 and the year ended December 31, 2011, were 31% and 32%, respectively, as detailed in Footnote 6.

4. Commitments and Contingencies

Operating Lease Commitments - The Northwest Products System leases drag reducing agent (“DRA”) equipment skids which are included in the direct operating expenses. CPL currently leases four DRA skids, which are located at the Corrine, Idahome, Murtaugh and Glens Ferry pipeline stations. The current leases are for the period January 1, 2013 through December 31, 2013, and can be cancelled by CPL with a 60-days prior written notice. The total rental expense incurred was $66 thousand for the year ended December 31, 2012 and $66 thousand for the year ended December 31, 2011. In addition, miscellaneous equipment rentals for the year ended December 31, 2012, and the year ended December 31, 2011, were $49 thousand and $35 thousand, respectively.

Future Commitments - In June 2012, CPL executed a Grant of Easement for Right-of-Way with the Bureau of Indian Affairs, U.S. Department of the Interior. This easement grants CPL a right-of-way for the transmission of petroleum products over the lands of the Fort Hall Indian Reservation of the Shoshone-Bannock Tribes. The easement is valid for a 20-year period beginning November 14, 2013, and terminating on November 13, 2033. The total compensation for the granting of this easement is $8.5 million, with the initial payment of $4.5 million paid upon the execution of the Grant of Easement. The future commitment of $4 million is due annually in $1 million installments, the first of which is due at the expiration of the existing pipeline right-of-way, which is November 13, 2013, and the remaining three payments are due for the next three consecutive years, the last of which is to be made on or before November 12, 2016.

Environmental Obligations - CPL is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require CPL to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. CPL estimates the possible future remaining costs associated with known environmental obligations to be immaterial for the Northwest Products System.

5. Material Contracts and Agreements

Terminalling Services Agreements - Each terminal customer is subject to the same base Terminalling Services Agreement (“TSA”), which is the source of all terminal revenues. The TSA allows the customer to elect at which terminal(s) the services will be provided and the type of requested services. All TSA has the same contractual rates for each service type. All service rates are subject to an annual escalation increase based upon the Producer's Price Index for Finished Goods beginning in the first full calendar year after the effective date of the agreement. All but one of the current TSA's are for a one year period from the effective date, and may continue from year to year thereafter, until either party terminates the agreement upon at least ninety days advance written notice. The TSA between CPL and one of its affiliates is the same base agreement; however it has an initial term of twelve years, with two additional ten year renewal options.

Tank Storage Lease Agreement - CPL has a tank lease storage agreement with a Chevron affiliate for storage services at all three terminals. The agreement was amended effective August 1, 2012, to provide for storage services at the Boise and Pocatello terminals with an initial term of twelve years, with two additional ten year renewal options. The term of the agreement for the storage services at the Pasco terminal is for a one year period and may continue year to year thereafter, unless terminated by the customer by providing at least ninety days advanced written notice prior to the expiration of the initial or any renewal term.

6. Related Party Transactions

The amount of revenues received from other Chevron affiliates were as follows:

	(in Thousands)
	Year Ended December 31, 2012	Year Ended December 31, 2011

Pipeline Revenues	$10,722	$10,153
Terminal Revenues	4,743	3,967
Total Affiliate Revenues	$15,465	$14,120

7. Subsequent Events

Subsequent events have been evaluated for recognition and disclosure through February 13, 2013, the date the financial statements were available to be issued. There have been no subsequent events requiring disclosure other than the sale discussed in Note 1.

Unaudited
Subsequent events have been re-evaluated for disclosure through August 8, 2013, the date the financial statements were re- issued. In addition to the sale discussed in Note 1, subsequent to the initial issuance of the financial statements, on March 18, 2013, CPL detected and responded to a leak on the Northwest Products Pipeline which resulted in a release of diesel fuel near Willard, Utah. CPL notified all appropriate jurisdictional agencies and began conducting all required clean-up activities. As a result of this release, a Corrective Action Order (CAO) was issued on March 22, 2013, by the Pipeline and Hazardous Materials Safety Administration (PHMSA) of the U.S. Department of Transportation. In addition, on April 11, 2013, the Department of Environmental Quality (DEQ), Division of Water Quality, of the State of Utah issued a Notice of Violation and Compliance Order. CPL has since repaired the damaged section of pipeline, pipeline operations have resumed and the related clean-up activities are substantially complete.

CPL agreed to retain the financial and operational responsibility to remediate the site of this release for a period of two years from the date of closing the sale of the Northwest Products System to TLLP, in addition to any monetary fines and penalties assessed by any government authority arising from this incident. CPL currently estimates that its total responsibility for this incident to be approximately $30 million. TLLP expects to incur an additional $11.9 million to comply with the other requirements of the CAO.

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